Exhibit 5.1

[Opinion of Shannon B. Kinney]

January 15, 2021

Ladies and Gentlemen:

I am Deputy General Counsel, Chief Compliance Officer and Corporate Secretary of ConocoPhillips, a Delaware corporation (the “Company”), and have acted as counsel for the Company in connection with the preparation and filing with the Securities and Exchange Commission (the “Commission”) of a Post-Effective Amendment on Form S-8 to the Registration Statement on Form S-4 (File No. 333-250183) filed with the Commission on November 18, 2020, as amended by the pre-effective Amendment No. 1 thereto filed with the Commission on December 7, 2020 (the “Form S-4”), which the Commission declared effective at 4:00 p.m. Eastern Time on December 10, 2020 (the “Registration Statement”) under the Securities Act of 1933, as amended (the “Act”), for the offer and sale of up to 702,229 shares (the “Shares”) of common stock, par value $0.01 per share (“Common Stock”), of the Company, reserved for issuance in connection with the Concho Resources Inc. 2019 Stock Incentive Plan and the Concho Resources Inc. 2015 Stock Incentive Plan (collectively, the “Plans”).

In furnishing this opinion, I have examined, directly or indirectly through staff or otherwise to my satisfaction, (i) the Company’s Amended and Restated Certificate of Incorporation and Amended and Restated By-Laws, each as amended to date, the Plans and resolutions of the Board of Directors of the Company relating, among other things, to the Plans, the Registration Statement and (ii) originals, or copies certified or otherwise identified, of corporate records of the Company, including minute books of the Company as furnished to me by the Company, certificates of public officials and of representatives of the Company, statutes and other instruments or documents, as a basis for the opinion hereinafter expressed. In making my examination, I have assumed that all signatures on all documents examined by me are genuine, that all documents submitted to me as originals are accurate and complete, that all documents submitted to me as copies are true and correct copies of the originals thereof and that all information submitted to me was accurate and complete.

On the basis of the foregoing, and subject to the assumptions, limitations and qualifications set forth herein, I am of the opinion that the Shares have been duly authorized and, when issued and delivered against payment of the purchase price therefor in accordance with the terms and provisions of the Plans, such Shares will be validly issued, fully paid and nonassessable.

I am a member of the Texas Bar and the opinion set forth above is limited in all respects to the laws of the State of Texas and the General Corporation Law of the State of Delaware, each as in effect on the date hereof.

I hereby consent to the filing of this opinion with the Commission as Exhibit 5.1 to the Registration Statement and to the reference to my name under the heading “Interests of Named Experts and Counsel” in the Registration Statement and any amendments thereto. In giving such consent, I do not thereby admit that I am within the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission thereunder.

Very truly yours,

/s/ Shannon B. Kinney
Shannon B. Kinney
Deputy General Counsel, Chief Compliance Officer and Corporate Secretary